Exhibit 99.1
Company contacts:
Brian D. Parrish
Pamela Gallegos
(505) 464-7777
FOR IMMEDIATE RELEASE:
INN OF THE MOUNTAIN GODS RESORT AND CASINO ANNOUNCES OPERATING
RESULTS FOR SECOND QUARTER ENDED OCTOBER 31, 2007
     MESCALERO, NM — December 14, 2007— Inn of the Mountain Gods Resort and Casino (“IMGRC”) today reported revenue of $33.8 million, operating income of $6.8 million and EBITDA of $10.9 million for its second quarter ended October 31, 2007. For further discussion of EBITDA, please see below.
     Net income for the quarter increased $0.2 million from the prior year primarily as a result of improvements across all of the operations.
     Net revenues increased $1.6 million, or 5%, to $33.9 million for the quarter ended October 31, 2007 from $32.3 million for the quarter ended October 31, 2006. Gaming net revenues increased $0.8 million, from the comparable prior period; food and beverage revenues increased $0.2 million, or 5%, from the comparable prior period; hotel revenues decreased $0.1 million, or (3%), from the comparable prior period. Recreation and other revenue for the 2007 period increased $0.4 million, or 8%, from October 31, 2006. Promotional allowances decreased $0.2 million, or (33%), for the quarter ended October 31, 2007 compared to the quarter ended October 31, 2006 as part of a refined marketing strategy to award gaming patrons.
     “Our operating performance for the second quarter of our 2008 fiscal year was again very solid. We are very pleased with our EBITDA of $10.9 million, the increases in the volume of slot play, our ability to keep labor costs down and generate an EBITDA margin of 32.2%. Also, if you adjust for one-time charges in the quarter in the areas of outside services, severance compensation and recruitment, we would have shown year-over-year growth in EBITDA as well. I believe our operating performance is even more impressive this quarter given that we had Sarbanes-Oxley Act compliance costs, the 401(K) match and air charter start up and operating costs, which we did not have last year” stated Brian Parrish, COO.
     IMGRC posted the following results for the fiscal quarter ended October 31, 2007:
     Net gaming revenues increased $0.8 million, to $21.3 million for the quarter ended October 31, 2007 from $20.5 million for the quarter ended October 31, 2006. Slot revenues increased to $18.3 million for the quarter ended October 31, 2007 from $17.7 million for the quarter ended October 31, 2006. Gross slot win per unit, per day was $147 for the quarter ended October 31, 2007 compared to $139 for the quarter ended October 31, 2006; the weighted average number of machines slightly declined to 1,467 for the quarter ended October 31, 2007 from 1,500 for the quarter ended October 31, 2006. Table games revenue increased $0.1 million, or 4%, to $2.6 million for the quarter ended October 31, 2007 from $2.5 million for the quarter ended October 31, 2006. Daily Net Win per Table for the quarter ended October 31, 2007 was $674 as compared to $578 for the same period a year ago.
     Hotel revenues for the quarter ended October 31, 2007 decreased $0.1 million to $3.8 million while the quarter ending October 31, 2006 hotel revenues were $3.9 million. Occupancy rates averaged 82% for the quarter ended October 31, 2007, the average daily rate decreased to $167 for the quarter ended October 31, 2007, as compared to $180 for the same period a year ago. Revenue per available room was $137 for the quarter ended October 31, 2007.
     Food and beverage revenues increased $0.2 million, or 5%, to $3.9 million for the quarter ended October 31, 2007 from $3.7 million for the quarter ended October 31, 2006 due to increases in repeat visits.
     Recreation and other revenues increased $0.4 million, or 8%, to $5.3 million for the quarter ended October 31, 2007 compared to $4.9 million for the quarter ended October 31, 2006 due to an increase in hunting and golf.
     Total operating expenses increased $1.4 million, or 6%, to $27.1 million for the quarter ended October 31, 2007 compared to $25.7 million for the quarter ended October 31, 2006 primarily due to one time charges in severance compensation and Sarbanes-Oxley costs increased.

     Gaming expenses increased $0.4 million to $7.1 million for the quarter ended October 31, 2007 from $6.7 million for the quarter ended October 31, 2006 due to increased salaries and wages.
     Food and beverage expenses increased $0.4 million to $3.9 million for the quarter ended October 31, 2007 from $3.5 million for the quarter ended October 31, 2006 due primarily to an increase in cost of goods.
     Hotel expenses increased $0.1 million to $1.2 million for the quarter ended October 31, 2007 from $1.1 million for the quarter ended October 31, 2006 due to monetary increase in annual maintenance contracts.
     Recreation and other costs increased $0.7 million, or 23%, to $3.8 million for the quarter ended October 31, 2007 from $3.1 million for the quarter ended October 31, 2006 due to an increase of cost of goods, salaries, and wages, associated with increase in revenue.
     Marketing costs increased $1.1 million to $3.0 million for the quarter ended October 31, 2007 from $1.9 million for the quarter ended October 31, 2006 due to additions to sales staff, air charter advertising, and air charter operations.
     Although there was a one-time charge in severance pay of $0.3 million, general and administrative expenses decreased $1.0 million, or (27%), to $2.7 million for the quarter ended October 31, 2007 from $3.7 million for the quarter ended October 31, 2006 due to purchase discounts and a reduction in license fees.
     Income from operations increased $0.2 million, or 3%, to $6.8 million for the quarter ended October 31, 2007 from $6.6 million for the quarter ended October 31, 2006.
     As of April 30, 2007 and October 31, 2007, we had cash and cash equivalents (net of amounts in restricted accounts) of $16.9 million and $19.2 million, respectively. Our principal uses of liquidity for the six month period ended October 31, 2007 were $9.4 million provided by operations, $1.0 million used in investing activities and $6.2 million used in financing activities.
     Cash provided by operating activities was $9.4 million, a $5.3 million improvement over the previous year, as a result of improved profitability and cost containment by management.
     Cash used in investing activities for the six month period ended October 31, 2007 was $1.0 million, which consisted of $1.0 million in property, plant and equipment.
     Cash used from financing activities for the six month period ended October 31, 2007 was $6.2 million, consisting of $2.2 million from payments on long-term debt, which consisted of $0.1 million in notes payable to the Bureau of Indian Affairs, $1.5 million to capital loans and $0.6 million short term notes, and $4.0 million distributed to the Tribe.

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	As of	As of
	April 30, 2007	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$16,930	$19,204
Other- A/R, Inventory and Prepaids	1,900	2,465

Total current assets	18,830	21,669
Property and equipment, net	210,526	203,353
Deferred Financing costs	6,071	5,258
Other assets, net	112	268

Total assets	$235,539	$230,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,462	$1,873
Accrued Interest	11,200	11,200
Other accrued expenses and deposits	6,624	6,044
Current portion of long-term debt	3,659	3,498

Total current liabilities	22,945	22,615
Long-term debt	208,174	206,441

Total liabilities	231,119	229,056
Shareholders’ equity	4,420	1,492

Total liabilities and shareholders’ equity	$235,539	$230,548

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(in thousands; unaudited)

	Three months ended	Three months ended
	October 31, 2006	October 31, 2007

Gaming revenue, net	$20,529	$21,295
Hotel Revenue, net	3,868	3,782
Food and Beverage revenue	3,666	3,861
Recreation and other	4,883	5,306
Promotional Allowances	(643)	(377)

Net Revenue	32,303	33,867
Gaming expenses	6,734	7,103
Hotel expenses	1,123	1,159
Food and Beverage expense	3,483	3,925
Recreation and other	3,057	3,785
Marketing, G&A, Shared Services	6,744	6,995
Depreciation and Amortization	4,563	4,149

Total operating expenses	25,704	27,116
Operating income	6,599	6,751
Net interest and other (expense) income	(6,511)	(6,537)

Net Income (Loss)	$88	$214

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of April 30,	As of October 31,
	2007	2007 (unaudited)
Current Assets
Cash and cash equivalents	$16,929,630	$19,203,898
Accounts receivable, net of allowance for doubtful accounts	539,368	756,338
Inventories	766,658	985,069
Prepaid expenses and other assets	594,478	723,509

Total current assets	18,830,134	21,668,814
Non-Current Assets
Property plant and equipment	298,091,568	299,032,383
Accumulated Depreciation	(87,565,430)	(95,679,064)

Property plant and equipment, net	210,526,138	203,353,319
Other Assets	112,500	267,678
Deferred financing costs	6,070,653	5,258,031

Total Assets	$235,539,425	$230,547,842

Liabilities and Equity
Current Liabilities
Accounts Payable	$1,461,913	$1,872,957
Accrued expenses	3,966,057	4,647,684
Accrued payroll and benefits	2,218,879	1,182,383
Accrued interest	11,200,000	11,200,000
Advanced deposits	438,659	214,020
Current portion of long-term debt	3,659,278	3,498,228

Total current liabilities	22,944,786	22,615,272
Non-Current Liabilities
Long-term debt, net of current portion	208,174,124	206,441,188

Total liabilities	231,118,910	229,056,460
Commitments and contingencies
Equity
Contributed Capital	29,652,939	25,650,941
Accumulated deficit	(25,232,424)	(24,159,559)

Total equity	4,420,515	1,491,382

Total liabilities and equity	$235,539,425	$230,547,842

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended	Three Months Ended
	October 31, 2006	October 31, 2007
Revenues:
Gaming	$20,528,637	$21,295,463
Hotel	3,868,266	3,782,138
Food and Beverage	3,665,857	3,860,663
Recreation and other	4,883,212	5,306,327

Gross Revenue	32,945,972	34,244,591
Less-Promotional Allowances	642,721	377,279

Net Revenue	32,303,251	33,867,312

Operating Expenses:
Gaming	6,733,770	7,103,357
Hotel expenses	1,122,717	1,158,625
Food and beverage	3,482,721	3,924,967
Recreation and other	3,057,206	3,785,478
Marketing	1,854,571	3,002,705
General and administrative	3,694,401	2,727,407
Health Insurance — Medical	556,310	393,362
401(K)	—	220,979
Mescalero Apache Telecom	39,059	50,042
Tribal Regulatory Fees	600,000	600,000
Depreciation and amortization	4,563,267	4,149,039
Loss on disposal of assets	—	—

Total Operating Expenses	25,704,022	27,115,961

Operating Income	6,599,229	6,751,351

Other Income (Expense)
Interest Income	98,583	88,427
Interest Expense	(6,669,410)	(6,628,322)
Other Income (expense)	60,006	2,307

Total Other Income (expense)	(6,510,821)	(6,537,588)

Net Income (Loss)	$88,408	$213,763

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended	Six Months Ended
	October 31, 2006	October 31, 2007
Cash flows from operating activities:
Net income (loss)	$(749,038)	$1,072,865

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,486,987	9,197,025
Changes in assets and liabilities:
Loss on disposal of assets	—	63,857
Accounts receivable, net of allowance	(89,890)	(216,970)
Inventories	339,889	(218,411)
Prepaid expenses	(263,975)	(129,031)
Other long-term assets	(7,997)	(155,178)
Accounts payable	(1,621,739)	411,044
Accrued expenses, payroll and benefits	(3,967,243)	(354,869)
Deposits and advance payments	—	(224,639)

Net cash used in operating activities	4,126,994	9,445,693

Cash flows from investing activities:
Purchase of property, plant and equipment	(263,517)	(986,021)
Construction accounts payable	(797,796)	—

Net cash provided by investing activities	(1,061,313)	(986,021)

Cash flows from financing activities:
Restricted cash for construction payments and interest reserve	18,171,534	—
Principal (payments) on long-term debt, net	(2,016,760)	(2,183,406)
Distributions to Mescalero Apache Tribe	(18,978,158)	(4,001,998)

Net cash used in financing activities	(2,823,384)	(6,185,404)

Net decrease in cash and cash equivalents	242,297	2,274,268
Cash and cash equivalents, beginning of period	16,768,372	16,929,630

Cash and cash equivalents, end of period	$17,010,669	$19,203,898

Supplemental cash flow information:
Cash paid for interest	$13,805,752	$12,448,571

Non-cash investing and financing activities:
Property, plant and equipment acquired through capital lease	$1,171,020	$289,420

EBITDA
IMGRC defines EBITDA as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian nation and is not subject to federal or state income tax. Below is a quantitative reconciliation of EBITDA to the most directly comparable GAAP financial performance measure, which is net income (in thousands):

		Quarter Ended
	Q4 FY 06	Q1 FY 07	Q2 FY 07	Q3 FY 07	Q4 FY 07	Q1 FY 08	Q2 FY 08
Net income	$(6,891)	$(837)	$88	$(2,537)	$(679)	$859	$214
Interest expense (income), net	5,747	6,606	6,511	6,617	6,566	6,575	6,538
Depreciation and amortization	4,491	4,511	4,563	4,502	4,593	4,235	4,149

EBITDA	$3,347	$10,280	$11,162	$8,582	$10,481	$11,669	$10,901

IMGRC cautions you that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers because not all issuers and analysts calculate EBITDA in the same manner. EBITDA is presented in this press release because management believes it is a useful supplement to income from operations and cash provided by operating activities in understanding cash flows available for debt service, capital expenditures and Tribal distributions. Accordingly, IMGRC’s management utilizes EBITDA along with net income, income from operations and other GAAP measures in evaluating its operations and performance. EBITDA should not be considered as an alternative measure of IMGRC’s net income, income from operations, cash flow or liquidity. EBITDA is not a measurement of financial performance or liquidity in accordance with GAAP. Although IMGRC believes EBITDA enhances an understanding of its financial condition and results of operations, this non-GAAP financial measure, when viewed individually, is not necessarily a better indicator of any trend as compared to GAAP financial measures (e.g., income from operations, net revenues, cash provided by operating activities) conventionally computed in accordance with GAAP.
ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO
     IMGRC is a business enterprise of the Mescalero Apache Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Mescalero Apache Tribe including Casino Apache Travel Center, Ski Apache and IMGRC’s new resort, which opened on September 15, 2005, and features a 273-room hotel, a 38,000 square foot casino, a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.
NON-GAAP FINANCIAL MEASURES
     In this press release, IMGRC makes references to EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian tribe and is not subject to federal or state income tax. IMGRC cautions investors that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA in the same manner.
     EBITDA provides an additional way to view IMGRC’s operations and, when viewed in connection with both the GAAP results and reconciliation to net income, IMGRC believes EBITDA provides a more complete understanding of its business than could be obtained absent this disclosure. EBITDA is presented solely as a supplemental disclosure because (i) IMGRC believes it enhances an overall understanding of IMGRC’s past and current financial performance; (ii) IMGRC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because EBITDA excludes certain items that may not be indicative of IMGRC’s operating results; (iii) measures that are comparable to EBITDA are often used as an important basis for the valuation of gaming companies; and (iv) IMGRC uses EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.
     The use of EBITDA has certain limitations. EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of IMGRC’s performance) or cash flows provided by operating activities (as an indicator of IMGRC’s liquidity), nor should it be considered as an indicator of IMGRC’s overall financial performance. EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization and interest expense. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of IMGRC’s results. IMGRC compensates for these limitations by providing the relevant disclosure of depreciation and amortization and interest expense excluded in the calculation of EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. IMGRC strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of EBITDA to net income is included in the selected financial information that accompanies this press release.
CONFERENCE CALL
     IMGRC will discuss its quarterly results during a conference call at 2:00 pm (EST) on Monday, December 17, 2007. The call can be accessed via telephone by dialing 800-801-6506. Interested parties should call at least ten minutes prior to the start of the conference call to register. You can access a live broadcast of the call by visiting IMGRC’s website at www.innofthemountaingods.com. Interested parties will be able to access a replay of the conference call by visiting IMGRC’s website anytime within the next 60 days.

FORWARD-LOOKING STATEMENTS
     Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in IMGRC’s Annual Report on Form 10-K for its fiscal year ended April 30, 2007, filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2007. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.